Exhibit 99.1

FOR IMMEDIATE RELEASE:

For further information, please contact:	Investor Contact:
Nancy Udell, S.V.P., PR & Advertising	Tom Severson, S.V.P. & Chief Financial Officer
(561) 682-4195	(561) 682-4115
Leslie J. Monreal, Director of Public Relations	Cheryl Scully, Treasurer and V.P. Investor Relations
(561) 682-4134	(561) 682-4211 phone, (561) 659-3689 fax

PAXSON COMMUNICATIONS REPORTS
FOURTH QUARTER AND FULL YEAR 2003 FINANCIAL RESULTS;
ACHIEVES POSITIVE FREE CASH FLOW

West Palm Beach, Florida — Paxson Communications Corporation (AMEX-PAX) (the “Company” or “Paxson”), the owner and operator of the nation’s largest broadcast television station group and the PAX TV network reaching 89% of U.S. households (approximately 96 million homes), today reported its financial results for the three months and twelve months ended December 31, 2003. All amounts stated in this release give effect to the restatement of the Company’s financial results which was announced on March 15, 2004 and which is discussed in more detail below.

Financial Performance:

•	The Company’s EBITDA (as defined later in this press release) for the fourth quarter of 2003 increased to $11.6 million, compared to $7.4 million for the fourth quarter of 2002. The Company’s EBITDA for the year ended December 31, 2003 was $56.9 million or more than triple the Company’s EBITDA of $17.0 for the year ended December 31, 2002.

•	The Company’s free cash flow (as defined later in this press release) was positive $9.5 million for the fourth quarter of 2003. This represents an improvement of $39.0 million compared to negative free cash flow of $29.5 million for the fourth quarter of 2002. The Company’s free cash flow was positive $6.2 million for the year ended December 31, 2003, compared to negative free cash flow of $106.6 million for the year ended December 31, 2002, which is an improvement of $112.8 million.

•	The Company’s cash flow from operating activities was positive $19.9 million for the fourth quarter of 2003, an improvement of $44.2 million compared to negative $24.3 million for the fourth quarter of 2002. The Company’s cash flow from operating activities was positive $32.9 million for the year ended December 31, 2003, an improvement of $108.3 million compared to negative $75.4 million for the year ended December 31, 2002.

•	Gross revenues for the fourth quarter of 2003 decreased 3% to $82.4 million, compared to $85.4 million for the fourth quarter of 2002. Gross revenues for the year ended December 31, 2003 decreased 2% to $317.0 million, compared to $321.9 million for the year ended December 31, 2002. Full year 2003 gross revenues would have been relatively flat after adjusting for lost revenues from sold stations.

•	The Company’s net loss attributable to common stockholders was $51.8 million for the fourth quarter of 2003, an improvement of $23.5 million compared to a net loss attributable to common stockholders of $75.3 million for the fourth quarter of 2002. The Company’s net loss attributable to common stockholders was $146.3 million for the year ended December 31, 2003, an improvement of $304.4 million compared to a net loss attributable to common stockholders of $450.7 million for the year ended December 31, 2002.

Paxson’s Chairman and Chief Executive Officer, Lowell “Bud” Paxson, commented, “In 2003, we successfully implemented our strategic plan to strengthen our financial position and improve our operating leverage. We further increased our liquidity, decreased our cost of capital and reduced our costs. As a result, we achieved our goal of becoming free cash flow positive for the year, and more than tripled our EBITDA over the prior year. We also ended the year with cash balances in excess of $100 million and we have no maturing securities until late 2006. We remain focused on exploring avenues to maximize the value of our exceptional national TV distribution system, while maintaining liquidity and exercising financial discipline. “

The Company’s EBITDA for the three months ended December 31, 2003 was $11.6 million, compared to $7.4 million for the three months ended December 31, 2002. The Company’s EBITDA for the twelve months ended December 31, 2003 was $56.9 million, compared to $17.0 million for the twelve months ended December 31, 2002. The Company’s EBITDA improvement for the three and twelve months ended December 31, 2003 was due to a significant reduction in operating expenses resulting from the consolidation of certain of the Company’s business operations that occurred during the fourth quarter of 2002. The EBITDA improvements were offset by an incremental increase in programming amortization expense of $2.7 million in the fourth quarter of 2003 related to the Company shortening the expected useful life of its original program Just Cause. In addition, the Company significantly reduced its programming expenses for the PAX TV network through modifications in the programming schedule to air infomercial programming during day-time hours effective January 4, 2003.

Gross revenues for the three months ended December 31, 2003 decreased 3% to $82.4 million, compared to $85.4 million for the three months ended December 31, 2002. Net revenues for the three months ended December 31, 2003 decreased 4% to $70.3 million, compared to $73.3 million for the three months ended December 31, 2002. Gross revenues for the twelve months ended December 31, 2003 decreased 2% to $317.0 million, compared to $321.9 million for the twelve months ended December 31, 2002. Net revenues for the twelve months ended December 31, 2003 decreased 2% to $270.9 million, compared to $276.9 million for the twelve months ended December 31, 2002. Full year 2003 gross revenues would have been relatively flat after adjusting for lost revenues from sold stations.

The Company believes that net loss attributable to common stockholders is the financial measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”) that is most directly comparable to EBITDA. The Company’s net loss attributable to common stockholders was $51.8 million, or $0.73 per share, for the three months ended December 31, 2003, compared to a net loss of $75.3 million, or $1.16 per share, for the three months ended December 31, 2002. The Company’s net loss attributable to common stockholders was $146.3 million, or $2.14 per share, for the twelve months ended December 31, 2003, compared to a net loss of $450.7 million, or $6.95 per share, for the twelve months ended December 31,

2002. The net loss for the twelve months ended December 31, 2002 includes additional tax expense of $173.0 million to increase the Company’s deferred tax asset valuation allowance resulting from the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets.” Included in this press release is a table set forth below under “Reconciliation of Non-GAAP Measures” that reconciles EBITDA with the Company’s net loss attributable to common stockholders as derived from the Company’s financial statements.

Commenting on the outlook for the first quarter of 2004, Paxson Chief Financial Officer Tom Severson said, “We currently expect our first quarter EBITDA to be in the $8 million to $10 million range, compared to $17.9 million for the first quarter of 2003. Our expected decrease in EBITDA in the first quarter will primarily result from the inclusion of beneficial legal settlements of $2.2 million in the results for the first quarter of 2003, an increase in our electrical costs associated with our transition to digital television and other contractual increases in operating expenses. In addition, we shortened the expected useful life of our original program Just Cause, which we expect to result in an incremental increase in programming amortization expense of $2.7 million in the first quarter of 2004. We currently expect our revenues for the first quarter of 2004 to be relatively flat compared to the first quarter of 2003.”

Balance Sheet Analysis:

The Company’s cash and short-term investments increased during the quarter by $10.0 million to $110.1 million as of December 31, 2003. The increase in cash and short-term investments during the quarter primarily resulted from improved cash flow from operations offset by repayments totaling $4.0 million on the Company’s revolving credit facility to allow for the issuance of letters of credit. The Company’s total debt increased $6.4 million during the quarter to $925.6 million as of December 31, 2003. The increase in total debt for the quarter resulted primarily from the accretion of interest associated with the Company’s 12 1/4% senior subordinated discount notes offset by the previously mentioned repayments on the Company’s revolving credit facility.

In January 2004, the Company completed a private offering of $365 million of senior secured floating rate notes (the “senior secured notes”). The proceeds of this offering were used to repay in full the Company’s senior credit facility, including the revolving credit facility mentioned above. The new senior secured notes mature in January 2010 and are redeemable at any time. Interest on the notes accrues at a rate of LIBOR plus 2.75%. The senior secured notes strengthened the Company’s capital structure by eliminating certain financial maintenance covenants that existed under the senior credit facility and providing the flexibility to pay down more expensive securities in the capital structure under certain circumstances. The Company was also able to reduce its cost of this capital while retaining the ability to call the senior secured notes at any time.

Other Financial Data:

(in thousands)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2003	2002	2003	2002
	(Unaudited)		(Audited)
EBITDA (a)	$11,612	$7,403	$56,927	$17,049

Operating (loss) income	$(6,824)	$(28,463)	$44,195	$(69,906)

Net loss attributable to common stockholders	$(51,833)	$(75,305)	$(146,317)	$(450,702)

Program rights payments and deposits	$7,005	$24,312	$34,239	$116,243

Payments for cable distribution rights	$1,534	$5,894	$4,347	$9,286

Capital expenditures	$10,358	$5,151	$26,732	$31,177

Free cash flow (b)	$9,505	$(29,452)	$6,184	$(106,605)

Cash flows (used in) provided by operating activities	$19,863	$(24,301)	$32,916	$(75,428)

Cash flows (used in) provided by investing activities	$(15,455)	$23,006	$60,929	$(7,689)

Cash flows (used in) provided by financing activities	$(5,388)	$3,693	$(22,487)	$25,024

(a)	“EBITDA” is defined as operating income (loss) plus depreciation, amortization, reserve for state taxes, stock-based compensation, programming net realizable value adjustments, restructuring charges (credits) and time brokerage and affiliation fees, minus gain (loss) on sale or disposal of broadcast and other assets. EBITDA does not purport to represent net loss attributable to common stockholders as reported in the Company’s consolidated statements of operations or cash provided by operating activities as reflected in the Company’s consolidated statements of cash flows, is not a measure of financial performance under generally accepted accounting principles, and should not be considered in isolation. Management believes the presentation of EBITDA is relevant and useful because EBITDA is a measurement industry analysts utilize when evaluating the Company’s operating performance. In addition, the Company has consistently provided this measurement in previous earnings releases and believes it is important to provide investors and other interested persons with a consistent basis for comparison between fiscal periods. In evaluating EBITDA, investors should consider various factors including its relationship to the Company’s reported operating income (loss), net loss attributable to common stockholders and cash flows from operating activities. Investors should be aware that EBITDA may not be comparable to similarly titled measures presented by other companies and such comparisons could be misleading unless all companies and analysts calculate such measures in the same manner. EBITDA is not indicative of the Company’s cash flows from operations and therefore does not represent funds available for the Company’s discretionary use.

(b)	“Free cash flow” is defined as cash flows provided by (used in) operating activities minus capital expenditures. Free cash flow does not purport to represent cash provided by (used in) operating activities as reflected in the Company’s consolidated statements of cash flows, is not a measure of financial performance under generally accepted accounting principles, and should not be considered in isolation. Management believes the presentation of free cash flow is relevant and useful because free cash flow measures cash generated by (or used in) operating activities net of funds required for capital reinvestment and is a measurement industry analysts utilize when evaluating the Company’s operating performance.

Reconciliation of Non-GAAP Measures

EBITDA is not a performance measure in accordance with GAAP and the use of EBITDA is not intended to replace or supersede any information presented in accordance with GAAP. The following table provides a reconciliation between EBITDA (a non-GAAP financial measure) and net loss attributable to common stockholders (the financial measure calculated and presented in accordance with GAAP that the Company believes is most directly comparable to EBITDA):

(in thousands)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2003	2002	2003	2002
	(Unaudited)		(Audited)
Net loss attributable to common stockholders	$(51,833)	$(75,305)	$(146,317)	$(450,702)
Add: Dividends on mandatorily redeemable preferred stock	14,119	—	27,539	—
Add: Depreciation and Amortization	11,055	17,191	42,983	58,529
Add: Dividends and accretion on redeemable and convertible preferred stock	11,473	22,828	70,104	110,099
Add: Loss on Extinguishment of Debt	—	—	—	17,552
Add: Reserve for State Taxes	140	—	3,055	—
Add: Adjustment of Programming to Net Realizable Value	—	38,370	1,066	41,270
Add: Stock-Based Compensation	3,032	719	12,766	3,810
Add: Time Brokerage and Affiliation Fees	1,101	1,089	4,403	4,079
Add: Income Taxes	(2,371)	4,043	6,551	173,690
Add: Interest Expense	23,055	22,193	92,202	85,214
Less: Interest Income	(867)	(711)	(3,440)	(2,363)
Less: Restructuring Charges (Credits)	192,640	482,173
Less: Loss (gain) on sale or disposal of broadcast assets.	(3,089)	(24,143)	(51,589)	(22,906)
Less: Gain on modification of program rights obligations	(371)	(603)	(2,103)	(1,520)
Less: Other Income and Expense	(29)	(908)	(341)	(1,876)

EBITDA	$11,612	$7,403	$56,927	$17,049

The Company is unable to estimate its net loss attributable to common stockholders for the first quarter of 2004 because information relating to the timing and amount of future gains on the sale of broadcast assets, adjustments of programming to net realizable value, restructuring charges, income taxes or other income and expense is not accessible on a forward-looking basis, and the probable significance of this information is therefore not determinable. The Company can, however, estimate the following items for the first quarter of 2004: interest expense, which is expected to be approximately $23 million; dividends on mandatorily redeemable preferred stock, which are expected to be $14 million; depreciation and amortization, which is expected to be approximately $11 million; dividends and accretion on redeemable and convertible preferred stock, which are expected to be $13 million; stock based compensation, which is expected to be approximately $2 million; time brokerage and affiliation fees, which are expected to be approximately $1 million; and interest income, which is expected to be approximately $1 million. These estimates reflect the Company’s third quarter 2003 adoption of Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.”

Free cash flow is not a performance measure in accordance with GAAP and the use of free cash flow is not meant to replace or supersede any information presented in accordance with GAAP. The following table provides a reconciliation between free cash flow (a non-GAAP financial measure) and cash flows provided by (used in) operating activities (the financial measure calculated and presented in accordance with GAAP that the Company believes is most directly comparable to free cash flow):

(in thousands)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2003	2002	2003	2002
Cash flows provided by (used in) operating activities	$19,863	$(24,301)	$32,916	$(75,428)
Less: capital expenditures	(10,358)	(5,151)	(26,732)	(31,177)

Free cash flow	$9,505	$(29,452)	$6,184	$(106,605)

Historical Purchase Accounting and Related Amendments to Prior Financial Statements:

On March 15, 2004, the Company announced that it would be restating its financial results for prior years in order to correct the Company’s purchase accounting for stock acquisitions from 1997 through 2000. From 1997 through 2000, the Company acquired several television stations in transactions structured as the purchase of the outstanding stock of the entity owning the station. In each of these transactions, the Company failed to establish the proper deferred tax liability for the difference between the book basis and tax basis of the acquired entity’s FCC license as required under Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” The recording of deferred tax liabilities resulting from the stock acquisitions described above would have, in certain cases, resulted in additional FCC license intangible assets amounting to approximately $28.3 million. Upon the adoption of SFAS No. 142 in the first quarter of 2002, the Company would have recorded an additional provision for income taxes in connection with the deferred tax liabilities resulting from the stock acquisitions of approximately $36.7 million. The Company’s Annual Report on Form 10-K for the year ended December 31, 2003 will contain further detail on the adjustments related to the restatement. The cumulative effect of these adjustments is a decrease in the Company’s accumulated deficit as of December 31, 2000 of $24.3 million, from $759.3 million as originally reported, to $735.0 million, as restated. The Company’s historically reported revenues, cash operating expenses and EBITDA were unaffected by these adjustments.

Forward-Looking Statements:

This press release contains forward-looking statements that involve risks and uncertainties. All statements herein that address activities, events or developments that the Company expects or anticipates will or may occur in the future, including the Company’s estimates of financial performance and such things as business strategy, measures to implement strategy, competitive strengths, goals, references to future success and other events are generally forward-looking statements.

Actual results may differ materially from those predicted in the Company’s forward-looking statements. Whether actual results, events and developments will conform with the Company’s expectations is subject to a number of risks and uncertainties and important factors, many of which are beyond the control of the Company. Among the risks and uncertainties which could cause actual results to differ from those contemplated by the Company’s forward-looking statements are the risk that the Company may not be able to successfully develop its television operations to the point where these operations generate sufficient cash flow to enable the Company to meet its financial obligations; the restrictions on the Company’s ability to pursue strategic alternatives arising under the Company’s agreements with National Broadcasting Company, Inc.; the Company’s high level of indebtedness and redeemable preferred stock and significant debt service and preferred stock dividend requirements; the effects of government regulations and changes in the laws affecting the Company’s business; industry and economic conditions; and the other risks and uncertainties contained in the Company’s periodic reports filed with the Securities and Exchange Commission. All forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the results, events or developments referred to in this release will occur or be realized.

The Company is providing public dissemination through this press release of certain estimates for its first quarter 2004 financial performance. The Company expressly disclaims any current intention to update its estimates.

Paxson Conference Call:

The senior management of Paxson will hold a conference call to discuss the Company’s fourth quarter and full year 2003 results on Tuesday, March 30, 2004 at 5:30 p.m. EST. To access the teleconference, please dial 877-817-7188 (U.S.), 703-871-3097 (Int’l), passcode “Paxson”, ten minutes prior to the start time. The teleconference will also be available via live webcast on the investor relations portion of the Company’s website, located at . If you cannot listen to the teleconference at its scheduled time, there will be a replay available through April 1, 2004, after which time the information in the webcast, including the Company’s estimates of first quarter 2004 financial performance, should not be relied upon. The replay can be accessed by dialing 866-219-1444 (U.S.) or 334-420-0862 (Int’l), passcode “4088252.” The webcast will also be archived on the Company’s website for twelve months following the conference call.

About Paxson Communications Corporation:

Paxson Communications Corporation owns and operates the nation’s largest broadcast television distribution system and PAX TV, family television. PAX TV reaches 89% of U.S. television households via nationwide broadcast television, cable and satellite distribution systems. PAX TV’s 2003-2004 original programming slate features all new episodes of returning original drama series including, “Doc,” starring recording artist Billy Ray Cyrus and “Sue Thomas: F.B.Eye,” starring Deanne Bray. Other original PAX series include “It’s A Miracle” with new host Roma Downey, “Candid Camera” hosted by Peter Funt and Dina Eastwood and “Animal Tails” hosted by Mark Curry. For more information, visit PAX TV’s website at .

PAXSON COMMUNICATIONS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except share and per share data)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2003	2002	2003	2002
	(Unaudited)		(Audited)
REVENUES:
Gross revenues	$82,428	$85,374	$317,006	$321,896
Less: agency commissions	(12,146)	(12,116)	(46,067)	(44,975)

Net revenues	70,282	73,258	270,939	276,921

EXPENSES:
Programming and broadcast operations	13,122	13,695	51,954	51,204
Program rights amortization	15,226	19,592	51,082	77,980
Selling, general and administrative	30,322	33,178	110,976	132,305
Business interruption insurance proceeds	—	(610)	—	(1,617)
Time brokerage and affiliation fees	1,101	1,089	4,403	4,079
Stock-based compensation	3,032	719	12,766	3,810
Adjustment of programming to net realizable value	—	38,370	1,066	41,270
Restructuring charges (credits)	19	2,640	48	2,173
Reserve for state taxes	140	—	3,055	—
Depreciation and amortization	11,055	17,191	42,983	58,529

Total operating expenses	74,017	125,864	278,333	369,733
(Loss) gain on sale or disposal of broadcast assets	(3,089)	24,143	51,589	22,906

Operating (loss) income	(6,824)	(28,463)	44,195	(69,906)

OTHER INCOME (EXPENSE):
Interest expense	(23,055)	(22,193)	(92,202)	(85,214)
Dividends on mandatorily redeemable preferred stock	(14,119)	—	(27,539)	—
Interest income	867	711	3,440	2,363
Other expenses, net	29	(207)	341	179
Gain on modification of program rights obligations	371	603	2,103	1,520
Gain on insurance recoveries	—	1,115	—	1,697
Loss on extinguishment of debt	—	—	—	(17,552)

Loss before income taxes	(42,731)	(48,434)	(69,662)	(166,913)
Income tax (provision) benefit	2,371	(4,043)	(6,551)	(173,690)

Net loss	(40,360)	(52,477)	(76,213)	(340,603)
Dividends and accretion on redeemable and convertible preferred stock	(11,473)	(22,828)	(70,104)	(110,099)

Net loss attributable to common stockholders	$(51,833)	$(75,305)	$(146,317)	$(450,702)

Basic and diluted loss per common share	$(0.73)	$(1.16)	$(2.14)	$(6.95)

Weighted average shares outstanding	71,305,999	64,880,466	68,389,640	64,849,068